Exhibit 3.1

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

Articles of Incorporation (PURSUANT TO NRS 78)

Important. Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY
1.	Name of Corporation:	TOUCHSTONE MINING LIMITED

2.	Resident Agent	The Corporation Trust Company of Nevada
Name and Street Address:	Name
(must be a Nevada address	6100 Neil Road, Suite 500	Reno	NV	89511
where process may be	Street Address	City	State	Zip Code
served)
Optional Mailing Address	City	State	Zip Code

3.	Shares: (number of shares)
corporation authorized to	Number of shares	Number of Shares
issue	with par value:	100,000,000	Par value:	0.00001	without par value:	None

4.	Name & Addresses of	1.	Douglas Wayne Scheving
Board of Directors/Trustees:	Name
(attach additional page	808 Nelson Street, Suite 2103	Vancouver	BC	V6Z 2H2
there is more than 3	Street Address	City	State	Zip Code
directors/trustees)	2.	Phillip Issac Beynon
Name
45781 Timothy Avenue	Chilliwack	BC	V2R 2S3
Street Address	City	State	Zip Code
3.
Name

Street Address	City	State	Zip Code

5.	Purpose:	The purpose of this Corporation shall be:
(optional - see instructions)	To engage in and carry on any lawful business activities and acts desirable to accomplish such purpose.

6.	Names, Address	Conrad C. Lysiak	/s/ Conrad C. Lysiak
and Signature of	Name	Signature
Incorporator.	601 West 1st Avenue, Suite 503	Spokane	WA	99201
(attach additional page there	Address	City	State	Zip Code
is more than 1 incorporator)

7.	Certificate of Acceptance	I hereby accept appointment as Resident Agent for the above named corporation.
of Appointment of	/s/ Dean Heller	9/12/2005
Resident Agent:	Authorized Signature of R. A. or On Behalf of R. A. Company	Date

This form, must be accompanied by appropriate fees. See attached fee schedule.

TOUCHSTONE MINING LIMITED
ADDITIONAL ARTICLES

Section 1.   Acquisition of Controlling Interest.

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

Section 2.   Combinations with Interest Stockholders.

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

Section 3.   Liability.

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

  acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

  the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Section 3 will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

Section 4.   Indemnification.
  Right to Indemnification.   The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and cost, charges and expenses (including attorney's fees and disbursements) that he or she incurs in connection with such action or proceeding.

  Inurement.   The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Section 4, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

  Non-exclusivity of Rights.   The right to indemnification and to the advancement of expenses conferred by this Section 4 are not exclusive of any other rights that an Indemnitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Certificate of Incorporation or otherwise.

  Other Sources.   The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the request as a director, officer employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement or expenses from such other entity.

  Advancement of Expenses.   The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.